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                                                                    EXHIBIT 4.1

                               PNC FINANCIAL CORP
                      SUPPLEMENTAL INCENTIVE SAVINGS PLAN

1. Purpose of the Plan

   The purpose of the PNC Financial Corp Supplemental Incentive Savings Plan (the "Plan") is to further the long-term growth and enhance the performance of PNC Financial Corp ("Corporation") by providing those participants in the PNC Financial Corp Incentive Savings Plan ("Incentive Plan") with the benefits and contributions they would have received under the Incentive Plan without regard to the limitations imposed by Sections 401(k), 401(m), 402(g) and 415(c), (d) and (e) of the Internal Revenue Code of 1986, as amended (the "Code"). This Plan is intended to be an unfunded deferred compensation plan for a select group of management or highly compensated employees.

2. Definitions

   As used in this Plan, initially capitalized terms which are not otherwise defined herein shall have the meaning given to them in the Incentive Plan. The following words and phrases shall have the meanings assigned to them herein, unless the context otherwise requires.

   (a) "Account" means that bookkeeping account established for each Participant who is entitled to a benefit under this Plan. An Account is established only for purposes of determining benefits hereunder and not to segregate assets or to identify assets that may or must be used to
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         satisfy benefits.  An Account will be credited with the amounts set forth in Section 4 hereof and will be credited or debited to reflect deemed investment results under Section 7 hereof.

   (b) "Affiliates" means any business entity whose relationship with the Corporation is described in subsections (b), (c) or (m) of Section 414 of the Code and shall initially include the entities described on Exhibit A hereto.

   (c) "Board" means the Board of Directors of the Corporation as from time to time designated. However, when used with respect to a participating Employer, the term "Board" means the governing body of that entity.

   (d) "Code" means the Internal Revenue Code of 1986, as amended from time to time.

   (e)   "Committee" means the Committee appointed to administer the Plan under
         Section 11 hereof.

   (f)   "Corporation" means PNC Financial Corp, a Pennsylvania corporation.

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   (g)   "Compensation" means the base pay or salary paid by the Employer to an
         Employee during a Plan Year, but shall exclude overtime pay, premium pay, shift differential, bonuses, incentive or other contingent compensation, commissions, prizes, severance pay and contributions to any pension plan or welfare plan sponsored by the Employer.

   (h) "Deferral Election" means a Participant's election under the Incentive Plan to defer up to six percent (6%) of his Compensation.

   (i) "Deferral Election Form" means the document whereby an Employee elects to defer a percentage of his Compensation under the Incentive Plan. Such form shall set forth the amount/percent of Compensation that the employee elects to defer and such other information as the Employer or Committee may require.

   (j) "Disability" means a medically determinable physical or mental condition of such severity and probably prolonged duration as to entitle a Participant to receive disability payments under a long-term disability income plan maintained by an Employer with respect to that Employee.

   (k) "Employee" means any person employed by the Corporation or an Affiliate.

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   (l)   "Employer" means PNC Financial Corp, a Pennsylvania corporation, any successor in interest thereto and any participating subsidiary.

   (m) "Participant" means an Employee who meets the eligibility criteria set forth in Section 3 hereof.

   (n) "Plan" means the PNC Financial Corp Supplemental Incentive Savings Plan, as amended from time to time.

   (o)   "Plan Year" means the calendar year.

   (p) "Trust" or "Trust Agreement" means the PNC Financial Corp [Supplemental] Trust.

3. Participation

   Each Employee whose benefits or contributions under the Incentive Plan are limited by reason of paragraph (a), (b) or (c) below shall be eligible to participate in the Plan. An Employee is eligible to participate if either:

   (a) Employer Contributions or Employer Matching Contributions made on behalf of a Participant under the Incentive Plan would exceed the limits of Sections 415(c) and (e) of the Code (determined without regard to

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         Section 401(a)(17) of the Code), and/or the Participant's share of
         Employer Contributions is reduced because of such Participant's Compensation deferral under this Plan; or

   (b) Elective Contributions or Employer Matching Contributions contributed by the Corporation or an Affiliate on behalf of the Participant under the Incentive Plan are less than six percent (6%) of the Participant's Compensation due to the limitation imposed by Section 402(g) of the Code; or

   (c) Elective Contributions or Employer Matching Contributions are precluded from being contributed by the Corporation or an Affiliate on behalf of the Participant under the Incentive Plan due to the limitation contained in Section 401(k) or 401(m) of the Code.

   (d) Participants who were employed by the Corporation on December 31, 1988 and who became Participants in the Plan during the 1989 Plan Year may make a single irrevocable election to defer under this Plan all, but not less than all, of their Cash Profit Sharing Distribution (as that term is defined in Section 1.11 of the Incentive Plan) for 1989 and succeeding years on the same terms and conditions as set forth in
         Section 4.1(b) of the Incentive Plan.

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4. Benefits

   (a) If Employer Contributions or Employer Matching Contributions allocated to a Participant's Account under the Incentive Plan are reduced for any Plan Year to conform to Sections 415(c) and (e) of the Code and/or because of such Participant's election to defer a portion of his Compensation under this Plan, the Corporation will credit the Participant's account under this Plan with an amount equal to the amount of Employer Contributions and Employer Matching Contributions to which the Participant would have been entitled pursuant to his Deferral Election Form under the Incentive Plan if (A) Section 401(a)(17) and Section 415 of the Code were not applicable and (B) the Participant had not elected to make any deferrals under this Plan.

   (b) If a Participant has elected Elective Contributions pursuant to his Deferral Election Form under the Incentive Plan in an amount of 6% or more of such Participant's Compensation and the actual Elective Contributions to the Incentive Plan are less than six percent (6%) of such Participant's Compensation because of the operation of Section 402(g) of the Code, the Participant may defer under this Plan an amount equal to the difference between the maximum amount that he could defer under the Incentive Plan and six percent (6%) of such

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         Participant's Compensation for the Plan Year in which Section 402(g) of the Code affects his Elective Contributions. In no circumstances may a Participant defer more than six percent (6%) of his Compensation under this Plan.

   (c) If all or any portion of a Participant's Elective Contributions to the Incentive Plan in any amount are less than the amount the Participant elected to defer because of the operation of Section 401(k) or 401(m) of the Code, the Participant may elect to defer under this Plan an amount equal to the difference between the maximum amount that he could have elected to defer under the Incentive Plan and six percent (6%) of such Participant's Compensation for the Plan Year in which
         Section 401(k) or 401(m) of the Code affects his Elective Contributions. The Company shall also make corresponding Matching Contributions equivalent to the Participant's Elective Contribution to this Plan; provided, however, that under no circumstances will the Participant be permitted to defer more than six percent (6%) of his Compensation to this Plan.

5. Distribution; Vesting

   (a) The amount to which the Participant or his Beneficiary is entitled under this Plan will be paid at such time and in such manner as benefits are

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         being paid to the Participant or his Beneficiary under the Incentive
         Plan, provided that no amount shall be paid hereunder prior to the Participant's retirement, death or other separation from service or, if earlier, the Participant's entitlement to payment of any amount under the Incentive Plan by reason of disability.

   (b)   Amounts in a Participant's Account shall be fully vested at all times.

6. Hardship Distributions

   At its sole discretion and at the request of a Participant before and after the Participant's cessation of employment with the Employer, or at the request of any of the Participant's Beneficiaries after the Participant's death, the Committee may accelerate and pay all or part of any amount of a Participant's Accounts under this Plan. Accelerated distributions may be allowed only in the event of a financial emergency beyond the Participant's (or Beneficiary's) control and only if the failure to make such a distribution would create a severe hardship for the Participant or Beneficiary. The amount of an accelerated distribution will be limited to the amount determined by the Committee to be necessary to satisfy the financial emergency.

7. Investment Funds

   Amounts credit to a Participant's Account under this Plan shall be deemed to be invested in the same investment fund or funds selected by the Participant under the

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Incentive Plan (as in effect at the time that contribution would have been made on the Participant's behalf under the Incentive Plan were it not for the limitations described in Section 4 herein). In the event that a Participant elects to change the investment of amounts accumulated under the Investment Plan, such change shall be applicable to amounts held in his Account under this Plan.

8. Changes to Limitations of Contributions and Benefits

   (a) When Code Sections are referenced herein, it is intended that these references shall be to such Sections as they may be amended from time to time, in order that the determination of benefits payable under the Plan shall taken into account any amendments to limitations of contributions or benefits imposed by Section 402 or 415 of the Code.

   (b) Without restricting the generality of Section 8(a), references in the Plan to Section 415(c) of the Code shall also reference Section 415(d) of the Code with the amounts therein adjusted pursuant to Section 415(d) of the Code.

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9. Determination of the Corporation's Obligations

   (a) The Committee shall establish a bookkeeping account for each Participant to reflect his interest under the Plan.

   (b) The Committee shall determine the value of the Participant's Account on a quarterly basis as of the last day of each calendar quarter.

10.  Administration of the Plan

   Committee. The general administration of the Plan and the responsibility for carrying out the provisions of the Plan shall be placed with the Committee appointed under Section 12.1 of the Incentive Plan. The Committee shall have the same rights, powers and duties as specified in Article XII of the Incentive Plan.

11.  Conditions and Other Matters

   (a) Except as provided for in subsection (c) below, the right of any Participant or Beneficiary to any payment under the Plan shall not be subject in any manner to alienation, sale, transfer, assignment, pledge, attachment, garnishment, execution or encumbrance of any kind.

   (b) Participation in the Plan does not give any person any right to be retained in the service of the Corporation or any Affiliate. The right

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         and power of the Corporation or any Affiliate to terminate any Employee is expressly reserved.

   (c) If the Corporation chooses to contribute to a trust fund to offset its obligations under this Plan, all assets or property held by the Trust shall at all times remain subject to the claims of the general creditors of the Corporation or an Affiliate. The rights or interest of a Participant or a Beneficiary to receive payment of benefits under the Plan shall be no greater than the rights of any unsecured general creditor of the Corporation or an Affiliate. No Participant or Beneficiary shall have any rights to assets held by the Trust, other than as set forth in the Trust Agreement.

   (d) Any amount deferred and/or payable under this Plan shall not be considered Compensation for the purpose of computing benefits to which such Participant may be entitled under any qualified pension plan (as that term is defined in Section 3(3) of the Employee Retirement Income Security Act of 1974, as amended) or other arrangement of the Corporation or an Affiliate for the benefit of Employees, except as specified in such plan or arrangement.

   (e) The Corporation or an Affiliate shall have the right to deduct from payment of any amount under the Plan any taxes required by law to be

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         withheld from a Participant or Beneficiary with respect to such payment.

   (f) Whenever possible, each provision of this Plan shall be interpreted in such manner as to be effective and valid under applicable law (including the Code), but if any provision of the Plan shall be held to be prohibited by or invalid under applicable law, then (i) such provision shall be deemed to be amended to, and to have contained from the outset such language as shall be necessary to, accomplish the objectives of the provision as originally written to the fullest extent permitted by law and (ii) any other provisions of this Plan shall remain in full force and effect.

   (g) No rule of strict construction shall be applied against the Corporation, Affiliate, Committee, Board or any other person regarding the interpretation of any terms of this Plan or any rule or procedure established by the Committee.

   (h) Whenever, in the Committee's opinion, any person entitled to receive any payment is under a legal disability, a minor, or incapacitated in any way, so as to be unable to manage his financial affairs, the Corporation or an Affiliate, at its discretion, may make such payment for the benefit

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         of such person to his legal representative, or to a relative or friend of such person for his benefit, or it may apply the payment for the benefit of such person in any manner it deems advisable. When the Corporation or an Affiliate makes any payment pursuant to this subsection, it shall be considered as a complete discharge of its liability for the making of such payments under the Plan.

   (i) The Plan shall be construed according to the laws of the Commonwealth of Pennsylvania, except to the extent superseded by applicable federal laws.

   (j) All notices to the Corporation hereunder shall be delivered to the attention of the Committee. Any notice or filing required or permitted to be given to the Committee or the Corporation under this Plan shall be sufficient if in writing and hand delivered, or sent by registered or certified mail, to the Committee, at the principal office of the Corporation. Such notice shall be deemed given as of the date of delivery or, if delivery is made by mail, as of the date shown on the postmark or the receipt for registration or certification.

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   (k)   Where the context allows, words in the masculine gender shall include the feminine and neuter genders, the plural shall include the singular and the singular shall include the plural.

   (l) The captions of Sections and paragraphs of this Plan are for convenience only and shall not control or affect the meaning or construction of any of its provisions.

   (m) Any action required or permitted by the Committee under the Plan shall be made by a majority of the members of the Committee.

   (n) The provisions of the Plan shall bind and inure to the benefit of the Corporation and any Affiliate and their successors and assigns. The term "successors" as used herein shall include any corporation or other business entity which shall be formed by merger, consolidation, purchase or otherwise, acquire all or substantially all of the business and assets of the Corporation or any Affiliate and successors of any such corporation or other business entity.

   (o) Any and all payments from the Trust pursuant to the Plan shall be made only from the general assets of the Corporation. All accounts under the Plan shall be for bookkeeping purposes only and shall not

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         represent a claim against specific assets of the Corporation.  Except as specifically provided with respect to the Trust, nothing contained in this Plan shall be deemed to create a trust of any kind or create any fiduciary relationship.

12.  Amendment and Termination

   The Corporation retains the right to modify, amend or terminate the Plan; provided, however, that no modification, amendment or termination shall, without the consent of the Participant, adversely affect the rights of that Participant to the benefits that have accrued under this Plan before such modification, amendment or termination. Notice of every such modification, amendment or termination shall be given in writing to each Participant.

13.  Spendthrift Clause

   The interests of Participant and their Beneficiaries under the Plan are not in any way subject to their debts or other obligations and may not be voluntarily or involuntarily sold, transferred, or assigned, except to the extent otherwise required by law.

14.  Effective Date

   The Plan shall be effective as of January 1, 1989.

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   IN WITNESS WHEREOF, the Corporation has caused this Plan to be executed by its duly authorized officers and its corporate seal to be affixed hereto this 9th day of August, 1990.


ATTEST:                                 PNC FINANCIAL CORP.

/s/ LOIS D. CURLEY                      By: /s/ JOSEPH A. RICHARDSON, JR.
------------------------------              ------------------------------

                                        Title: Senior Vice President/Secretary
                                               -------------------------------

(Corporate Seal)

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                                   EXHIBIT A


Advanced Investment Management, Inc.;
Central Trust Company, Central Ohio;
CFC Financial Services, Inc.;
Citizens Fidelity Bank & Trust Company;
Citizens Fidelity Bank and Trust Company Hardin County;
Citizens Fidelity Bank and Trust Company Lexington;
Citizens Fidelity Bank and Trust Company Madison County;
Citizens Fidelity Bank and Trust Company Mercer County;
Citizens Fidelity Bank and Trust Company Oldham County;
Citizens Fidelity Bank and Trust Company Winchester;
Citizens Fidelity Capital Markets, Inc.;
Citizens Fidelity Corporation;
Citizens Fidelity Florida, Inc.;
Citizens Fidelity Leasing Corporation;
Citizens Fidelity (Ohio), N.A.;
Marine Bank;
Norbanc Lease, Inc.;
Northeastern Bank of Pennsylvania;
Pittsburgh National Bank;
PNB Brokerage Services, Inc.;
PNC Capital Corp;
PNC Financial Corp;
PNC International Bank;
PNC Leasing Corp;
PNC National Bank;
PNC National Bank of New Jersey;
PNC Trust Company of Florida, National Association;
PNC Trust Company of New York;
Provident Capital Management, Inc.;
Provident Financial Processing Corporation;
Provident Institutional Management Corporation;
Provident National Corporation;
Regency Consumer Discount Company, Inc.;
The Central Bancorporation, Inc.;
The Central Trust Company, Boone County;
The Central Trust Company, N.A.;
The Central Trust Company of Kenton County, N.A.;
The Central Trust Company of Northeastern Ohio, N.A.;
The Central Trust Company of Northern Ohio, N.A.;
The Central Trust Company of Southeastern Ohio, N.A.;
The First Bank and Trust Co.;
The Hershey Bank;
The Provident National Bank;
Trade$aver, Inc.

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                               November 21, 1996
                      Amendment to the PNC Financial Corp
                      Supplemental Incentive Savings Plan

     WHEREAS, PNC Bank Corp. (the "Corporation") maintains the PNC Financial Corp Supplemental Incentive Savings Plan (the "Plan"); and

     WHEREAS, Section 12 of the Plan authorizes the Corporation to amend the Plan at any time; and

     WHEREAS, it has been determined that it is in the best interest of the Corporation to amend the Plan to clarify that the Corporation may establish and fund a grantor trust to provide a source of funds for the payment of benefits under the Plan and to make certain other changes;

     NOW, THEREFORE, the Plan is hereby amended as follows:

     1. The Plan is hereby renamed the "PNC Bank Corp. Supplemental Incentive Savings Plan" and all references in the Plan" to "PNC Financial Corp" are hereby changed to "PNC Bank Corp."

     2. Section 1(p) of the Plan is hereby deleted in its entirety.

     3. Clause (a) of Section 3 of the Plan and Section 4(a) of the Plan are hereby amended to add "and/or Section 401(a)(17) of the Code" after the words "Compensation deferral under this Plan" in clause (a) of Section 3 and after the words "Compensation under this Plan" in Section 4(a).

     4. Section 5 of the Plan is hereby amended to add the word "Plan" after the word "Incentive" in the last place such word appears in such Section.

     5. Section 7 of the Plan is hereby amended to replace the word "Investment" with the word "Incentive."

     6. Section 11(o) of the Plan is hereby deleted in its entirety and Section 11(c) of the Plan is hereby amended to read as follows:


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         (c) In the sole discretion of the Corporation, the Corporation may establish a nonqualified grantor trust and make contributions thereto for the purpose of providing a source of funds to pay benefits as they become due and payable hereunder; provided, however, that no such trust shall result in a Participant being required to include in gross income for Federal income tax purposes any benefits payable hereunder prior to the date of actual payment. Notwithstanding the establishment of any such trust, Participants' rights hereunder shall be solely those of a general unsecured creditor of the Corporation and/or its Affiliates. It is the intention of the Corporation and Participants hereunder that the Plan be unfunded for tax purposes and for purposes of Title I of the Employee Retirement Income Security Act of 1974, as amended.

     7. Section 12 of the Plan is hereby amended to add the following at the end thereof:

         After a Change in Control the Plan may not be amended in any manner that adversely affects the administration or payment of a Participant's previously accrued benefits hereunder (including but not limited to the timing and form of payment of such benefits hereunder) without the consent of the Participant nor may the provisions of this Section 12 and Section 15 hereof be amended after a Change in Control with respect to a Participant without the written consent of the Participant; provided, however, that the failure of a Participant to consent to any such amendment shall not impair the ability of the Board of Directors of the Corporation to amend the Plan with respect to any other Participant who has consented to such amendment. For purposes of this Section 12, the term "Change in Control" shall have the meaning assigned to such term in the PNC Bank Corp. Supplemental Executive Retirement Income and Disability Plan as of the date hereof.


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     8. A new Section 15 is hereby added to the Plan to read as follows:

         15. Successors

         In addition to any obligations imposed by law upon any successor(s) to the Corporation and its Affiliates, the Corporation and its Affiliates shall be obligated to require any successor(s) (whether direct or indirect, by purchase, merger, consolidation, operation of law, or otherwise) to all or substantially all of the business and/or assets of the Corporation and its Affiliates to expressly assume and agree to perform this Plan in the same manner and to the same extent that the Corporation and its Affiliates would be required to perform it if no such succession had taken place; in the event of such a succession, references to "Corporation" and "Affiliates" herein shall thereafter be deemed to include such successor(s).

     IN WITNESS WHEREOF, PNC Bank Corp. has caused this Amendment to the PNC Financial Corp Supplemental Incentive Savings Plan to be duly adopted as of this 21st day of November, 1996.

                                            PNC BANK CORP.

                                            By:
                                               -----------------------

WITNESS:

-------------------------